November 27, 2009                                               Procedure #2C


                            NORTHEAST INVESTORS TRUST
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS


I.       Covered Officers/Purpose of the Code

         This code of ethics (this "Code") of Northeast Investors Trust (the "Trust") applies to the Trust's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

o        compliance with applicable laws and governmental rules and regulations;

o the prompt internal reporting of violations of the Code to the Trust's Compliance Officer, Gordon C. Barrett; and

o        accountability for adherence to the Code.

          Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest


          Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

          Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's compliance procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these procedures, and such conflicts fall outside of the parameters of this Code.

          Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

                             * * * *

          Each Covered Officer must:

o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Trust;

o not disclose any material non-public information to any third parties;

o not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

          There are some conflict of interest situations that may be discussed with the Trust's Compliance Officer, if material. Examples of these include:

o             service as a director on the board of any public company;

o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers;

o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     Disclosure and Compliance

o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's trustees and auditors, and to governmental regulators and self-regulatory organizations;

o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      Reporting and Accountability

          Each Covered Officer must:

o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing that he has received, read, and understands the Code;

o not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

o notify the Compliance Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer may impose certain restrictions on behavior in order to prevent proposed activities from giving rise to a conflict of interest and that Covered Officers will be obligated to act in accordance with such restrictions. However, any approvals or waivers sought by the Principal Executive Officer will be considered by the Trust's Board of Trustees (the "Board").


          The Trust will follow these procedures in investigating and enforcing this Code:

o the Compliance Officer will take all appropriate action to investigate any potential violations reported to him and may review any potential violations of the Code with outside counsel;

o if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

o any matter that the Compliance Officer believes is a violation will be reported to the Board and will be recorded by the Compliance Officer and retained as part of the Trust's records;

o if the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; or a recommendation to dismiss or otherwise discipline the Covered Officer; and

o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       Other Policies and Procedures

          This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's code of ethics under Rule 17j-1 under the Investment Company Act has separate requirements applying to the Covered Officers and others, and is not part of this Code. This Code does not supersede or otherwise affect any other code.

VI.      Amendments

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.     Confidentiality

          All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Trust, its adviser and counsel to any of them.

VIII.    Internal Use

          The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

IX.      Acknowledgement


I have read and understand the foregoing Code of Ethics and will comply in all respects with its provisions.


---------------------------              ---------------------
Signature                                 Date

                                    Exhibit A

Persons Covered by this Code of Ethics for Principal Executive and Senior Financial Officers.


Bruce H. Monrad                                 Principal Executive

Gordon C. Barrett                               Chief Financial Officer

David A. Randall                                Principal Accounting Officer